FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
May 3, 2004	CLIENT/MATTER NUMBER 026162-0101

Interstate Power and Light Company
Alliant Energy Tower
200 First Street, SE
Cedar Rapids, Iowa 52401

Ladies and Gentlemen:

        We have acted as counsel for Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-114085) (the “Registration Statement”), including the prospectus constituting a part thereof, dated April 15, 2004, and the supplement to the prospectus, dated May 3, 2004 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $100,000,000 aggregate principal amount of the Company’s 6.30% Senior Debentures due 2034 (the “Debentures”) in the manner set forth in the Registration Statement and the Prospectus. The Debentures will be issued under the Indenture, dated as of August 20, 2003 (the “Indenture”), between the Company and J.P. Morgan Trust Company, National Association, successor, as Trustee (the “Trustee”), and the officer’s certificate, dated May 3, 2004 (the “Officer’s Certificate”), establishing the terms and providing for the issuance of the Debentures.

        As counsel to the Company in connection with the proposed issue and sale of the Debentures, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date; (c) the Indenture and the Officer’s Certificate; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        Based upon the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

    1.            The Company is validly existing as a corporation under the laws of the State of Iowa.

    2.            The Debentures, when executed, authenticated and issued in accordance with the Indenture and the Officer’s Certificate and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy or other applicable laws affecting the enforcement of creditors’ rights generally or by the application of equitable principles.

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO TALLAHASSEE	TAMPA WASHINGTON, D.C. WEST PALM BEACH

Interstate Power and Light Company
May 3, 2004

        We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP